As filed with the Securities and Exchange Commission on September 4, 2018

Registration No. 333-186932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON

FORM S-8

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-186932

UNDER

THE SECURITIES ACT OF 1933

ILG, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-2590997
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6262 Sunset Drive

Miami, Florida 33143

Telephone: (305) 666-1861

(Address of Principal Executive Offices)

Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan

Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors

(Full Title of Plans)

John E. Geller, Jr.

Executive Vice President and Chief Financial Officer

ILG, LLC

Miami, Florida 33143

Telephone: (305) 666-1861

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Second Post-Effective Amendment”) relates to the following Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-3 (the “Registration Statement”) of ILG, LLC (the “Registrant”):

•                  Post-Effective Amendment No. 1 on Form S-8, Registration Statement No. 333-186932, filed with the Securities and Exchange Commission on February 26, 2016, pertaining to the registration of 3,392,458 shares of common stock, par value $0.01, of the Registrant issuable under the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan and Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors.

On April 30, 2018, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVW”), the Registrant and certain of their direct and indirect subsidiaries. On September 1, 2018, pursuant to the terms of the Merger Agreement, MVW acquired the Registrant in a series of transactions (the “Combination Transactions”).

As a result of the Combination Transactions, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ILG, LLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Second Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on September 4, 2018.

ILG, LLC

By:	/s/ John E. Geller, Jr.
Name:	John E. Geller, Jr.
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Second Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Signature page to ILG, LLC Form S-8 POS AM 333-186932

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